Exhibit 10.11.7

December 5, 2001


Mr. Peter W. Johnson
P.O. Box 1023
Chadds Ford, PA  19317

Dear Pete:

We are pleased to extend the following offer to you with Foamex International, Inc.

     1. Position: President and Chief Operating Officer pending approval by the Board of Directors on December 6, 2001.

     2.   Base Salary: $375,000 annually, paid on a bi-weekly basis.

     3.   Incentive Programs: You will participate in the following programs:

          (a) Foamex Management Incentive Program - You will be eligible for a target bonus award equivalent to 75% of base salary.

          (b) Foamex Long Term Incentive Plan - You will receive 150,000 Foamex Stock Options in accordance with the Foamex Stock Option Plan. The strike price of the 100,000 options is equal to the closing price of the first full day of employment.

     4. Sign-on Bonus: Excutive shall be paid $200,000 bonus by the Company in consideration for Executive's commencement of services under this Agreement ("Signing Bonus") subject to withholdings and other normal employee deductions as may be required by law. The Signing Bonus shall be paid in three equal installments of $66,667 on February 28, April 30 and June 30, 2002.

     5.   Vacation: You are eligible for four (4) weeks vacation.

     6. Other Benefits: To the extent such plans are maintained by Foamex, you will participate in our employee benefits. Benefits commence on the first of the month following thirty days of employment. Currently, Foamex provides contributory medical, prescription drug, dental, vision and long-term disability plans. Additionally, you will be eligible for our Executive Split Dollar Life Insurance Program which provides for coverage at three (3) times annual salary during employment and two (2) times annual salary post-retirement.


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Mr. Peter W. Johnson
December 5, 2001
Page Two


     7. Retirement Programs: Regarding retirement programs, Foamex maintains a defined retirement plan for salaried employees with vesting after 5 years. You will also be eligible for 401(k) participation subject to the terms of the plan. As discussed, Foamex matches at the rate of 25% up to 4% of your pay. We also match contributions into the Foamex stock feature of the 401(k) plan at the rate of 50%, up to the same 4% limit.

     8. Termination: If the Company should terminate you for a reason, other than for cause, you shall receive a severance payment equal to twenty-four months of base salary.


Our offer is contingent upon successfully completing a reference and background check and our post-offer physical examination.

Kindly respond to this offer as soon as possible. We will follow up with a more detailed employment agreement upon Board approval.

Sincerely,

/s/ James T. Van Horn

James T. Van Horn
Seniror Vice President
Human Resources

JT/vh



Agreed and accepted to: /s/ Peter W. Johnson